Exhibit (h)(2)

FORM OF SECURITIES LENDING AGENCY AGREEMENT dated as of [                     ] between each of the investment companies listed on Schedule 1 hereto (each, the “Fund”), and Brown Brothers Harriman & Co., a New York limited partnership with an office in Boston, Massachusetts (“BBH&Co.”).

WHEREAS, the Fund has appointed [BBH&Co.] as its custodian pursuant to a Custodian Agreement dated [                    ], as amended from time to time (the “Custodian Agreement”); and

WHEREAS, the Fund intends to lend securities to securities brokers and other borrowers which have been or will be approved by the Fund; and

WHEREAS, the Fund intends to appoint BBH&Co. as its lending agent to act as its agent in connection with the securities lending program and to lend in accordance with operational procedures established by BBH&Co. and which govern securities lending activity by the Fund, hereinafter referred to as “Operational Procedures”;

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1. Appointment. The Fund hereby appoints BBH&Co. as its lending agent for the purposes set forth herein. BBH&Co. hereby accepts such appointment. BBH&Co. is acting solely as a directed agent of the Fund hereunder and owes no fiduciary duties to any person with respect to this Agreement. BBH&Co. shall have no duties or responsibilities in respect to securities lending transactions except those expressly set forth in this Agreement.

2. Authorizations. The Fund hereby authorizes BBH&Co. to act as its agent as set forth in this Section.

2.1	Lending of Available Securities. The Fund hereby authorizes the lending of those securities identified in Schedule 1 hereto (“Available Securities”) which are held in accounts maintained with BBH&Co. or its subcustodians, or, in the case of third party lending, either the Fund’s custodian or subcustodian (each a “Custody Account”).

2.2	Lending to Approved Borrowers. The Fund hereby authorizes the lending of Available Securities to any one or more of the institutions prescribed by the Fund and listed on Schedule 2 hereto (each, an “Approved Borrower”) pursuant to a securities loan agreement authorized under Section 3 hereof (“SLA”).

2.3	Authorizations by Fund. The Fund hereby authorizes and empowers BBH&Co., as agent, to execute all agreements and documents and take such action as may be necessary or appropriate in their judgment to carry out the purposes of this Agreement. BBH is also authorized as agent to appoint one or more third party collateral managers, banks or settlement systems (each, a “Tri-Party Institution”), and to enter into a collateral management agreement (“Collateral Management Agreement”) with such Tri-Party Institution, to undertake certain custodial and collateral management functions in connection with the administration of Collateral (defined herein) provided by a Borrower pursuant to the terms of the SLA. It is understood and agreed that BBH&Co. is authorized to supply any information regarding the Fund and any loan of securities effected pursuant to an SLA that is reasonably required to carry out the purposes of this Agreement or under applicable law.

Exhibit (h)(2)

The Fund may, at the request of BBH&Co., approve changes to the Available Securities or Approved Borrowers by executing an updated Schedule 1 or 2, respectively, and delivering it to BBH&Co.

3. Securities Loan Agreement. BBH&Co. is hereby authorized to execute an SLA as the Fund’s agent on a disclosed basis with each Approved Borrower. The SLA will be in substantially the form of the Schedule 3 Securities Loan Agreement annexed hereto, the Global Master Securities Lending Agreement (published by ISLA) or the Master Securities Loan Agreement (published by SIFMA). Subject to the preceding sentence, the terms of the SLA with each Approved Borrower may vary depending upon any separate negotiation between BBH&Co. and Approved Borrower and other factors, but shall be consistent in all material respects with the requirements of this Agreement. The Fund agrees to be bound by the terms of SLAs entered into by BBH&Co. with Approved Borrowers with respect to the Fund’s participation in the securities lending program as though the Fund were itself a party to all of such agreements. The Fund agrees, upon request, to promptly furnish or cause to be furnished to BBH&Co. the Fund’s financial statements to enable BBH&Co. to comply with any request therefor by any Approved Borrower in connection with any SLA. Certain terms of individual loans, including the amounts or fees to be received or paid to the Approved Borrower, shall be negotiated at the time a loan is made. BBH&Co. may prepare a transactional confirmation in respect of each loan effected pursuant to an SLA, setting forth the securities borrowed and the material terms of the loan, and may transmit the same to the Approved Borrower in accordance with such SLA. The Fund understands and agrees that the identity of the Fund will be disclosed by BBH&Co. to the Approved Borrower in accordance with the SLA.

4. Loan of Securities. During the term of any securities loan, the Fund shall permit the loaned securities to be transferred, pursuant to an SLA, into the name of and voted (where applicable) by an Approved Borrower (or other holder or representative holder of the securities). BBH&Co. is authorized in its discretion to terminate any securities loan entered into with an Approved Borrower without prior notice to the Fund, subject to the conditions of the relevant SLA. The Fund may itself instruct BBH&Co. to terminate any loan on any date, subject to the conditions of the relevant SLA. BBH&Co. agrees to comply with any such instruction.

4.1	Limits on Return of Loaned Securities. The Fund acknowledges that, under the applicable SLA, Approved Borrowers will not be required to return loaned securities immediately upon receipt of notice from BBH&Co. terminating the applicable loan, but instead will be required to return such loaned securities within such period of time following such notice which is equal to the earlier of (i) the standard settlement period for trades of the loaned securities entered into on the date of such notice in the principal market therefor, or (ii) five business days (as defined in the SLA) from the giving of such notice.

4.2

Recall of Loaned Securities. Upon receiving a notice from the Fund that Available Securities which have been lent to an Approved Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), BBH&Co. shall (a) notify promptly thereafter the Approved Borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to

Exhibit (h)(2)

be returned within the time specified by the applicable SLA, or (b) otherwise cause to be delivered to the Fund, at BBH&Co.’s discretion, an equivalent amount of such security if and to the extent available as a result of a loan of equivalent securities on behalf of other clients participating in BBH&Co.’s securities lending program (i.e., reallocation).

4.3	Notification of Sales of Loaned Securities. The Fund hereby acknowledges its obligation to BBH&Co. to provide notification of any sale of securities which are out on loan by the close of business, in the principal market therefor, on trade date of such sale.

5. Loan Collateral. For each loan of securities, the Approved Borrower shall transfer as collateral the following items: (a) cash in U.S. dollars or foreign currency; (b) securities issued or guaranteed by the United States government or issued and guaranteed by any agencies or instrumentalities thereof or issued or guaranteed by a foreign sovereign; or (c) irrevocable performance letters of credit issued by banks approved by the Fund on the attached Schedule 4 (which may from time to time be updated in writing) (collectively, “Collateral”) having an initial market value (as determined by BBH&Co. pursuant to the applicable SLA) at least equal to the market value of the loaned securities (as determined pursuant to the applicable SLA).

5.1	Receipt of Collateral. In respect of the commencement of any loan, BBH&Co. shall instruct the Approved Borrower to transfer to BBH&Co. (or, in the case of third party lending, the Fund’s custodian, as applicable) the required Collateral (except for letters of credit which shall be transferred to and received, held and administered by BBH&Co. as provided above). Collateral will be received from an Approved Borrower prior to or simultaneous with delivery of securities loaned. If the Approved Borrower does not provide Collateral to BBH&Co., as previously agreed, then BBH&Co. will cancel the corresponding loan instruction prior to delivery.

5.2	Holding and Administration of Collateral. All Collateral consisting of cash and securities shall be received (including, if applicable, upon transfer from the Fund’s custodian to BBH&Co. following a loan of US Securities delivered by the Fund’s custodian against receipt of US dollar cash Collateral from the Borrower), held and administered by BBH&Co. (as set forth in Operational Procedures) for the benefit of the Fund in the applicable Custody Account or other account established for the purpose of holding Collateral. Collateral consisting of cash shall be placed in an investment listed in the attached Schedule 5 (“Permitted Investments”) in accordance with Section 7 hereof. Collateral consisting of letters of credit shall be received, held and administered by BBH&Co. for the benefit of the Fund in accordance with the terms of this Agreement and particularly of this Section 5.2.

5.2.1

Maintenance of Collateral Margin. In respect of loans of securities entered into on behalf of the Fund, BBH&Co. will value on a daily basis, in accordance with the applicable SLA, the loaned securities and all Collateral and, where applicable, BBH&Co. shall, in accordance with the provisions of the applicable SLA, request the Approved Borrower to deliver sufficient additional Collateral to the Fund to satisfy the applicable margin requirement. If, as a result of marking-to-market, Collateral is required to be returned to the Approved Borrower under the SLA, BBH&Co. will take such actions as are reasonably necessary to liquidate investments of cash Collateral and otherwise return such Collateral to the Approved Borrower. BBH&Co, in determining the market value of securities,

Exhibit (h)(2)

including without limitation collateral, may rely upon any recognized pricing service and shall not be liable for errors made by such service. BBH&Co. is authorized in respect of any securities loan or loans to consent to any adjustment in the amount available to be drawn under any letter of credit in order to satisfy any requirement under an SLA to return excess Collateral to the Approved Borrower as a result of marking-to-market.

5.2.2	Substitution of Collateral. The Fund acknowledges and agrees that, pursuant to any SLA, BBH&Co. may permit an Approved Borrower to substitute Collateral, which is of the type specified in Section 5 hereto, during the term of any loan so long as the required margin in respect of such loan continues to be satisfied at the time of such substitution.

5.2.3	Return of Collateral. Upon termination of the loan, BBH&Co. shall instruct the Approved Borrower to return the loaned securities to the applicable Custody Account. BBH&Co. will instruct any custodian or subcustodian, if applicable, to accept such return delivery of loaned securities. BBH&Co. shall monitor the return of loaned securities. BBH&Co. shall effect, on behalf of the Fund, the redemption of any Permitted Investment, if applicable, and, once BBH&Co. has confirmed settlement of the return of the loaned securities, effect the return of Collateral due the Approved Borrower in accordance with the Approved Borrower’s transfer instructions with respect thereto.

5.3	Collateral Administration. Notwithstanding anything to the contrary, Collateral may be received, held and administered by a Tri-Party Institution pursuant to the terms of the respective Collateral Management Agreement. To the extent the Tri-Party Institution accepts cash as Collateral, such cash Collateral will be held on deposit at the Tri-Party Institution or its agents and will not be invested.

6. Income, Corporate Actions and Substitute Payments. Income, corporate actions and Substitute Payments (as defined in Sections 6.1 and 6.2) shall be dealt with as provided in this Section 6.

6.1	Income and Related Payments to Borrower. Where Collateral consists of securities and the Approved Borrower, pursuant to an SLA, is due to receive an amount equal to the interest or distribution declared (“Collateral Substitute Payment”) in respect of such Collateral during the term of the related securities loan, BBH&Co. shall promptly remit or cause to be remitted such Collateral Substitute Payment on behalf of the Fund to the Approved Borrower in accordance with such Approved Borrower’s instructions. BBH&Co. shall likewise remit, or cause to be remitted, to any Approved Borrower the applicable Cash Collateral Fee (as defined in the SLA) when due in accordance with the Approved Borrower’s instructions.

6.2

Income and Related Payments to Fund. BBH&Co. shall instruct each Approved Borrower which is a party to an SLA to remit any payment in-lieu-of the interest or distribution declared on loaned securities (“Loan Substitute Payment”) which is (i) denominated in a currency other than U.S. dollars and (ii) denominated in U.S. dollars when the Loan Substitute Payment is not automatically distributed to the BBH&Co. depository account on behalf of the Fund by the applicable depository, and BBH&Co. shall receive, hold and administer the same, for the account of the Fund. BBH&Co. shall also

Exhibit (h)(2)

instruct each Approved Borrower which is a party to an SLA to remit any other fees payable on loaned securities to BBH&Co. for the account of the Fund, and BBH&Co. shall receive, hold and administer the same for the account of the Fund. To the extent the Fund instructs BBH&CO to deliver such payments to a third party, the provisions of the Funds Transfer Standing Instruction (Schedule 9) shall apply.

6.3	Corporate Actions and Proxy Rights. The Fund acknowledges that, with respect to securities which are out on loan over the applicable record date for such action, it will not be entitled to (i) participate in any dividend reinvestment program; (ii) receive stock in an optional cash/stock dividend plan; or (iii) vote any proxies. Corporate actions will otherwise be processed in accordance with the SLA and the Operational Procedures.

7. Investment of Cash Collateral. Pursuant to the SLA, the Fund shall have the right to invest cash Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the Approved Borrower the amount of cash initially transferred (as adjusted for any interim marks-to-market).

7.1	Collateral Investment Direction. The Fund hereby authorizes and directs BBH&Co. to cause to be invested, on the Fund’s behalf and at the Fund’s sole risk, all or substantially all Collateral in the form of cash by effecting purchase and sales and/or subscriptions and redemptions of such Collateral in any Permitted Investment set forth on Schedule 5 hereto. Upon receipt of instructions (which may be in the form of a standing instruction) from the Fund, BBH&Co. shall, where applicable, send timely instructions to the transfer agent of a Permitted Investment with respect to any cash transfers required to be completed in conjunction with any subscription or redemption in one or more Permitted Investments. BBH&Co. may, in its sole discretion, liquidate any Permitted Investment and credit the net proceeds to a Collateral Account.

7.2	Collateral Investment Risk. Any such investment shall be at the sole direction and risk of the Fund. Any income or gains and losses from investing and reinvesting any cash Collateral and deposit risk related to the holding of cash Collateral delivered by an Approved Borrower pursuant to an SLA shall be at the Fund’s risk, and the Fund agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the Approved Borrower upon the termination of any loan (including any Cash Collateral Fee), the Fund will, on demand of BBH&Co., immediately pay or cause to be paid to such Approved Borrower an equivalent amount in cash.

7.3	No Investment Advice. The Fund understands and agrees that (i) BBH&Co. shall not provide investment advice or exercise any decision-making authority or control with respect to the investment of cash Collateral, and (ii) any investment of cash Collateral in one or more Permitted Investments may only be effected upon the Fund’s instruction to BBH&Co. (which may be in the form of a standing instruction).

8. Subrogation and Assignment of Rights in Collateral. In the event that BBH&Co. performs a Buy-In or makes an advance of any payment due from the Fund to an Approved Borrower or due from the Approved Borrower to the Fund in connection with this Agreement, the Fund agrees that, to the extent of such performance or payment, BBH&Co. shall be subrogated to, and the Fund shall assign, and be deemed to have assigned, to BBH&Co. all of such Fund’s rights in, to and against the Approved Borrower in respect of the related loan, any Collateral transferred by the Approved Borrower in respect

Exhibit (h)(2)

of such loan (including any letters of credit and the issuers thereof) and all proceeds of such Collateral. In the event that the Fund receives or is credited with any payment, benefit or value from or on behalf of the Approved Borrower in respect of rights to which BBH&Co. is subrogated as provided herein, the Fund shall promptly remit or pay to BBH&Co. the same (or, where applicable, its United States dollar equivalent).

9. Statements. BBH&Co. will provide to the Fund (i) upon request, a daily statement of activity setting forth information relating to loaned securities, marks-to-market and termination and (ii) on or about the 7th (seventh) Business Day of each month, a statement indicating for the preceding calendar month the securities lent by the Fund, the value of such securities, the identity of the Approved Borrowers, the nature and amount of Collateral delivered as security for the loaned securities, the income received (or loss incurred) from the daily investment of cash Collateral, the amounts of any fees or payments paid with respect to each loan and such other information as the parties hereto may agree to from time to time. For purposes hereof, “Business Day” means any day on which BBH&Co. is open for business in Boston, Massachusetts. BBH&Co. (unless otherwise instructed by the Fund) shall instruct any Approved Borrower to remit directly to BBH&Co., as applicable, all amounts and fees due the Fund pursuant to any loan of securities, which BBH&Co. shall in turn pay to the Fund.

10. SIPC Coverage. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE SECURITIES LOAN TRANSACTION AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY AN APPROVED BORROWER TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE OBLIGATION OF THE APPROVED BORROWER IN THE EVENT THE APPROVED BORROWER (OR ITS AGENT) FAILS TO RETURN THE SECURITIES.

11. Fund Information. The Fund covenants and agrees to promptly furnish to BBH&Co. any information regarding the Fund which is necessary to effect transactions on behalf of the Fund including, but not limited to, restrictions it wishes to impose with respect to the acceptance of forms of collateral or lending to any Approved Borrower(s) or any limitations imposed pursuant to any applicable law, regulation, authority, charter, by-law, statute or other instrument.

12. Tax Treatment. The Fund acknowledges that the tax treatment of Substitute Payments may differ from the tax treatment of the interest or dividend to which such payment relates and that the Fund has made its own determination as to the tax treatment of any securities loan transactions undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received hereunder. The Fund also acknowledges that, to the extent that either the Fund or the Approved Borrower is a non-U.S. resident, BBH&Co. may be required to withhold tax on amounts payable to or by the Fund pursuant to a securities loan and may at any time claim from the Fund any shortfall in the amount BBH&Co. so withheld.

13. Responsibility of BBH&Co. Subject to the requirements of applicable law, BBH&Co. shall not be liable with respect to any costs, expenses, damages, losses, liabilities or claims (“Losses”) incurred by the Fund in connection with this securities lending program, the investment of cash Collateral in a Permitted Investment(s), or under any provision hereof, except to the extent that such Losses result from its gross negligence or willful misconduct in the performance of its duties under this Agreement. Notwithstanding anything to the contrary, BBH&Co. shall not be liable for Losses caused by or resulting from the acts or omissions (including insolvency) of the Fund, any agent or third party custodian of the Fund, or any pricing service, book-entry system, depository or Tri-Party Institution; nor

Exhibit (h)(2)

shall BBH&Co. be responsible for any special, punitive, indirect or consequential damages, whether or not BBH&Co. has been apprised of the likelihood of such damages. BBH&Co., in determining the market value of securities, including without limitation, Collateral, may rely upon any recognized pricing service and in no event be liable for any Losses due to errors made by such service.

14. Fund Indemnity. The Fund hereby indemnifies BBH&Co. (which, for purposes of this paragraph shall include their respective officers, directors, partners, managers, employees and agents) from and against any and all Losses (including the fees and expenses of counsel) incurred, suffered or sustained by BBH&Co., which arise from performance of this Agreement or any transaction effected pursuant to an SLA (including, without limitation the reversal of earnings paid to the Fund with respect to a loan if the securities are sold by the Fund and any applicable corporate action entitlements are owed to the purchaser), except to the extent that such Losses were caused solely by the gross negligence or willful misconduct of BBH&Co. BBH&Co. may charge (including through sale and disposition of securities) any amounts to which it is entitled hereunder against the Fund’s account(s). This indemnity shall survive the termination of this Agreement and the resignation or removal of BBH&Co. as agent.

15. Security Interest. The Fund hereby grants a lien and security interest (each a “Security Interest”) to BBH&Co. in and to any and all property now or hereafter held on behalf of the Fund in any custody account or clearance or settlement account maintained with BBH&Co. (and, if third party lending, the Fund’s custodian) or to which this Agreement relates, said Security Interest to secure payment and performance of any indebtedness or other liability the Fund incurs to BBH&Co., including (without limitation) reimbursement of any advance or payment made under this Agreement or applicable SLA in advance of the receipt of good funds, and/or reversal of earnings paid to the Fund with respect to a loan if the securities are sold by the Fund and any applicable corporate action entitlements are owed to the purchaser, for account of the Fund, as the case may be, in respect of any securities lending transaction hereunder (“Securities Lending Obligations”); Any such advance or payment by BBH&Co. to or on behalf of the Fund shall be repayable on demand and may be reversed to the extent final payment is not received. BBH&Co.’s Security Interest granted hereunder as security for Securities Lending Obligations of the Fund to BBH&Co. in respect of any securities lending transaction hereunder shall rank pari passu with any security interest granted by the Fund to BBH&Co. (or, if third party lending, the Fund’s custodian) under the Custodian Agreement. In this regard, BBH&Co. shall be entitled to all rights and remedies of a pledge under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect. In the event that the custody account is held with a third party custodian, the Fund shall undertake to notify said custodian of the Security Interest and shall take all reasonable steps to secure the perfection of the same.

16. Representations and Warranties. Each party represents and warrants to each other that (i) it has due authority to enter into and perform this Agreement and any transactions contemplated thereby; (ii) the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not and will not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it; and (iii) this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms. In addition, the Fund represents that: (a) any loan authorized hereunder and the performance of this Agreement in respect of such loan is authorized by the prospectus and other constitutive documents of the Fund (including any limits as to the aggregate amount of authorized lending under such documents); (b) as to any securities lent at any time and from time to time on behalf of the Fund, the Fund shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist; (c) it is not a plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and agrees to promptly notify BBH&Co. if this representation shall

Exhibit (h)(2)

cease to be true at any time during the term of this Agreement; and (d) the reinvestment of cash Collateral in each Permitted Investment is consistent with the Fund’s investment policy and guidelines. Each Fund duly authorizes BBH&Co. to execute and deliver the SLA on its behalf, and represents and warrants to BBH&Co. (and authorizes BBH&Co. to represent to each Approved Borrower) that the Fund has the power and capacity to so authorize BBH&Co. and to enter into the loans contemplated by the SLA and to perform the obligations of the Fund under such loans, and has taken all necessary action to authorize such execution and delivery by BBH&Co. and such performance by it.

17. Professional Investor Declaration. Each Fund acknowledges and agrees that in connection with this Agreement and any SLA, BBH&Co. and its affiliates will treat the Fund as a “professional investor” for purposes of applicable conduct of business rules (a “Professional Investor”). The Fund acknowledges that it may request a different classification in order to obtain a higher level of regulatory protection and that such request must be made to BBH&Co. in writing. The foregoing declaration includes, without limitation, the Fund’s consent to be treated by BBH&Co. and its affiliates as a Professional Investor under the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) and the Code of Conduct for Persons Registered with the Securities and Futures Commission.

18. Non-Exclusivity of Agency Service and Similar Matters. The Fund acknowledges that BBH&Co., acting on behalf of other accounts, may effect transactions with or for the same institutions to which loans of securities may be made hereunder, which transactions may give rise to potential conflict of interest situations. The Fund further acknowledges that BBH&Co. may engage in securities lending transactions as agent for other lenders. Lending opportunities among lenders shall be allocated at the discretion of BBH&Co. in an equitable manner.

19. Disclosure of Information. The Fund acknowledges that BBH&Co. may share general information on its securities lending program including statistics at the Fund and/or aggregate level for consulting practices and benchmarking purposes. The Fund hereby authorizes BBH&Co. to disclose from time to time certain Fund information to non-affiliated companies for the above purposes, but in no event shall such information include the name of the Fund.

20. Force Majeure. BBH&Co. shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of, or caused directly or indirectly by, circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any country or sovereign risk; or any encumbrance on the transferability of a currency or a currency position. Without limiting the foregoing, BBH&Co. shall not be responsible for economic, political or investment risks incurred through the Fund’s participation in this securities lending program.

21. Reliance on Fund Communications. BBH&Co. shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone (if promptly confirmed in writing), facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an approved person (“Approved Person”) of the party sending such certification, notice or other communication. Set forth in Schedule 6 hereto is a list of Approved Persons for each of the parties hereto, which list may be amended by any party from time to time upon notice to the other parties. No provision of this Agreement shall require BBH&Co. to expend or risk its own funds

Exhibit (h)(2)

in the performance of its duties hereunder. BBH&Co. reserves the right to notify the Fund of any restrictions (self-imposed or otherwise) concerning its activities worldwide. BBH&Co. shall have the right to consult with counsel with respect to its rights and duties hereunder and shall not be liable for actions taken or not taken in reliance on such advice.

22. Compensation. The basis of BBH&Co.’s compensation for its activities hereunder and in respect of any loan is set forth in Schedule 7 hereto. BBH&Co. shall notify the Fund, on or about the 7th (seventh) Business Day of each month, of the amount of fees due BBH&Co. hereunder and, promptly upon receipt of such notice, the Fund shall effect the requisite payment to BBH&Co. in immediately available funds of U.S. dollars, or pursuant to such other means as provided for in the Operational Procedures.

23. Termination. This Agreement may be terminated at the option of any of the parties and shall be effective upon delivery of written notice to the other parties hereto or on such date as the written notice shall provide; provided that the Fund’s indemnification shall survive any such termination. The Fund may remove BBH&Co. as lending agent, with or without cause. Such removal shall be effective upon delivery of written notice to the party being removed.

24. Action on Termination. It is agreed that (a) upon receipt of notice of termination, no further loans shall be made hereunder by BBH&Co. and (b) BBH&Co. shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding loans. The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided.

25. Notices. All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex, courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient in accordance with Schedule 8 hereto. Notices shall be effective upon receipt.

26. Governing Law and Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law provisions thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of (and waive dispute of venue in) the courts of the State of New York and the federal courts located in New York City in the Borough of Manhattan. Furthermore, each party hereto hereby irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement or the transactions contemplated hereby.

27. Amendment and Effect. This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities owned by the Fund. This Agreement shall not be assigned by any party without the prior written consent of the other parties. This Agreement may be executed in several counterparts each of which shall be an original and all of which shall constitute one and the same. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

Exhibit (h)(2)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf as of the day and year first set forth above.

[LENDER]	BROWN BROTHERS HARRIMAN & CO.

By:	By:

Name:	Name:
Title:	Title:

Exhibit (h)(2)

SCHEDULE 1

Account	Available Securities

All Securities held in custody at [BBH&Co.]

Exhibit (h)(2)

SCHEDULE 2

Approved U.S. Borrowers

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Prime Brokerage, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

ING Financial Markets LLC

JP Morgan Clearing Corp.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

National Financial Services LLC

Nomura Securities International Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

UBS Securities LLC

Approved Non-U.S. Borrowers

Bank of Nova Scotia (London Branch)

Barclays Capital Securities Limited

BNP Paribas Arbitrage

Citigroup Global Markets Limited

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG

Goldman Sachs International

HSBC Bank plc

ING Bank N.V.

J.P. Morgan Securities plc

Merrill Lynch International

Morgan Stanley & Co International Plc

Nomura International plc

Skandinaviska Enskilda Banken AB (publ)

Societe Generale

UBS AG London Branch

Exhibit (h)(2)

SCHEDULE 3

FORM OF SECURITIES LOAN AGREEMENT

Exhibit (h)(2)

SCHEDULE 4

List of Approved

Issuers of Letters of Credit

Exhibit (h)(2)

SCHEDULE 5

PERMITTED INVESTMENTS

FOR CASH COLLATERAL

Exhibit (h)(2)

SCHEDULE 6

LIST OF APPROVED PERSONS

For the Fund:	For the Agent:

Keith Haberlin
Julie Hubbard
Thomas Poppey

Exhibit (h)(2)

SCHEDULE 7

FEES

For each cash collateralized loan effected hereunder, % of the difference between (i) the income earned on the investment of cash Collateral held with respect to such loan (after deduction of any custody, investment, management or related fees) and (ii) the Cash Collateral Fee (as defined in the applicable SLA) in respect of such loan.

For each non-cash collateralized loan effected hereunder, % of the Loan Fee (as defined in the applicable SLA) paid by the borrower with respect to such loan.

Exhibit (h)(2)

SCHEDULE 8

NOTICES

If to the Fund:
Address:

Attn:
Telephone:
Facsimile:

If to the Agent:	Brown Brothers Harriman & Co.

Address:	50 Post Office Square
Boston, MA 02110
Attn: Managing Director, Global Securities Lending
Telephone:	617.772.6146
Facsimile:	617.772.2404

Exhibit (h)(2)

SCHEDULE 9

FUNDS TRANSFER STANDING INSTRUCTION

This Funds Transfer Standing Instruction is dated as of                     , 20     between Brown Brothers Harriman & Co. (the “Agent”) and                                                               (the “Lender”).

The Agent and the Lender entered into a Securities Lending Agency Agreement dated as of                     , as amended (the “SLAA”). The Lender desires to provide a standing instruction to the Agent in connection with the electronic wire transfer of income and other payments to the Lender and/or the investment of cash Collateral (as defined in the SLAA) as provided in the SLAA (each a “Payment Order”). The parties hereto agree as follows:

1. Execution of Payment Orders. The Agent is hereby instructed by the Lender to execute each Payment Order, whether denominated in United States dollars or other applicable currencies, by remitting each such payment as follows:

Payment Orders of Income and Other Payments (excluding Collateral):

Currency:

Destination Bank:

ABA or Sort Code:

Address:

Beneficiary Name:

Beneficiary Account Number:

Authorized Maximum Amount per Payment Order:

With respect to Payment Orders for the investment of cash Collateral, the account opening application(s), subscription agreement(s) and/or other documents in connection therewith (collectively, the “Investment Documents”) executed by the Lender and/or the Agent on behalf of the Lender for the investment of Collateral shall constitute a standing instruction to the Agent to wire transfer cash for investment in such Collateral.

The Agent will not contact the Lender to verify the above information (or the information in the Investment Documents) prior to the execution of any Payment Order. In addition, the Lender agrees and acknowledges in connection with (i) the size, type and frequency of Payment Orders normally issued or expected to be issued by the Lender to the Agent, (ii) all means of electronic funds transfer offered to the Lender by the Agent, and (iii) the usual security procedures used by Lender and receiving banks similarly situated, the process described above shall be deemed commercially reasonable.

2. Cancellation or Modification of Standing Instruction Payment Orders. The Lender may cancel or modify a Payment Order by providing written notice to the Agent in such form as the Agent shall require. But, the Agent shall have no liability for its failure to act on a cancellation or modification instruction unless the Agent has received such instruction at a time and in a manner affording the Agent reasonable opportunity to act prior to the Agent’s execution of the Payment Order.

3. Responsibility for the Detection of Errors and Unauthorized Payment Orders. The Lender hereby acknowledges that the Agent will act on the basis of the Beneficiary Account Number given above. The Agent shall not be responsible for confirming that the Beneficiary Name owns the Beneficiary Account Number specified. The Agent shall not be liable for interest on the amount of any Payment Order that was not authorized or was erroneously

Exhibit (h)(2)

executed unless the Lender so notifies the Agent within thirty (30) business days following the Lender’s receipt of notice that such Payment Order had been processed. If a Payment Order was not authorized by the Lender or interest on any amount is payable by the Agent to the Lender, the liability of the parties will be governed by the applicable provisions of Article 4A of the Uniform Commercial Code of the State of New York. Notwithstanding anything in this Funds Transfer Standing Instruction and the SLA to the contrary, the Agent shall in no event be liable for any consequential or special damages under this Funds Transfer Standing Instruction, even if the Agent has been advised of the possibility of such damages.

4. Laws and Regulations. The rights and obligations of the Agent and the Lender with respect to any Payment Order executed pursuant to this Funds Transfer Standing Instruction will be governed by any applicable laws, regulations, circulars and funds transfer system rules, the laws and regulations of the United States of America and of other relevant countries including exchange control regulations and limitations on dealings or other sanctions, and including without limitation those sanctions imposed under the law of the United States of America by the Office of Foreign Assets Control. Any taxes, fines, costs, charges or fees imposed by relevant authorities on such transactions shall be for the account of the Lender. The terms and conditions of this Funds Transfer Standing Instruction are in addition to the terms and conditions of the SLAA.

IN WITNESS WHEREOF, the parties hereto acknowledge their agreement with the terms above.

Accepted and agreed:

[LENDER]	BROWN BROTHERS HARRIMAN & CO.

By:	By:

Name:	Name:
Title:	Title:

Exhibit (h)(2)

CERTIFICATE OF INCUMBENCY & AUTHORITY

I,                                                               do hereby certify that I am the qualified and acting                                  (title of officer) of                                  and that the person(s) whose name(s) and signature(s) appear below is (are) authorized to execute, in behalf of                                                                   [Name of Lender] (the “Company”) all agreements, schedules, contracts, papers, documents and related and instruments in connection with the securities lending program of Brown Brothers Harriman & Co.; that their respective signatures appearing below are their true and correct signatures; and that the execution and delivery thereof are not prohibited by, or in any manner restricted by, the terms of said the organizational documents of the Company or of any other agreement, indenture or contract to which said Company is a party or under which it is bound.

Name	Signature	Title

IN WITNESS WHEREOF, I have set my hand and affix the Seal of said Company this          day of                                 , 20      .

[Name of Lender]

[SEAL]	By:

Title: